Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Willbros Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-18421, 333-53748, 333-74290 and 333-135543) on Form S-8 and (Nos. 333-96201, 333-63096 and 333-15963) on Form S-3 of Willbros Group, Inc. of our report dated November 21, 2005, before the effects of the adjustments to retrospectively apply the change in accounting discussed in Note 2, with respect to the consolidated balance sheet of Willbros Group, Inc. as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2004, and the related financial statement schedule which reports appear in the current report on Form 8-K of Willbros Group, Inc. dated December 8, 2006.

/s/ KPMG LLP

Houston, Texas

December 8, 2006